                                                                   Exhibit 12.01

Questar Gas Company
Ratio of Earnings to Fixed Charges


                                                                                                                      12 Months
                                                                                                                        Ended
                                                                        Year Ended December 31,                       June 30,
                                               -------------------------------------------------------------------------------------
                                                    1996         1997          1998          1999          2000         2001
                                               -------------------------------------------------------------------------------------
Earnings

Income before income taxes                        $42,434      $42,506       $41,224       $28,231       $37,052      $43,213
Plus debt expense                                  16,637       19,119        19,792        20,062        21,041       22,743
Plus allowance for borrowed
   funds used during construction                     277          261           796           358           909          822
Plus interest portion of rental expense               187          193           648           647           722          743
                                               -------------------------------------------------------------------------------------
                                                  $59,535      $62,079       $62,460       $49,298       $59,724      $67,521
                                               =====================================================================================

Fixed Charges

Debt expense                                      $16,637      $19,119       $19,792       $20,062       $21,041      $22,743
Plus allowance for borrowed
   funds used during construction                     277          261           796           358           909          822
Plus interest portion of rental expense               187          193           648           647           722          743
                                               -------------------------------------------------------------------------------------
                                                  $17,101      $19,573       $21,236       $21,067       $22,672      $24,308
                                               =====================================================================================

Ratio of Earnings to Fixed Charges (1)               3.48         3.17          2.94          2.34          2.63         2.78


(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from requiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.